SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 30, 2005 (November 23, 2005)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ (Address of principal executive offices)	07662 (Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   -   Entry Into A Material Definitive Agreement.

(a)   Private Label Credit Card Program Agreement

The Company, its subsidiary, United Retail Incorporated, and World Financial Network National Bank (the “Bank”) are parties to a Private Label Credit Card Program Agreement, dated January 27, 1998 (as amended through November 27, 2005, the “Credit Card Program Agreement”).

Under the Credit Card Program Agreement, the Bank issues credit cards to eligible customers of United Retail Incorporated who apply to the Bank. Customers must meet standards for creditworthiness set by the Bank with the approval of the Company, provided, however, that the Bank shall take any actions required to prevent unsafe and unsound banking practices. The credit cards issued by the Bank (“Avenue Credit Cards”) are co-branded with both the Company’s AVENUE service mark and the Bank’s name. Avenue Credit Cards are used only for merchandise and services offered by United Retail Incorporated or its designees. Credit card holders remit payments to the Bank, generally by mailing personal checks. The Bank also handles all statement processing, payment processing, cardholder customer service and collections from delinquent cardholders (“Processing Services”).

A credit card program premium is paid to the Company in an amount equal to royalties to the Company by the Bank minus costs charged by the Bank. Costs are based on the volume of Processing Services performed by the Bank. Royalties are based on program revenues minus receivables written off by the Bank and the cost of funds for the program.

On November 28, 2005, the Credit Card Program Agreement was restated (as restated, the “Amended Agreement”). Under the Amended Agreement, the Bank will continue the private label credit card program and will issue Avenue Credit Cards that may be used to purchase merchandise and services from United Retail Incorporated and its designees. The Bank also will continue to administer the credit card program, handling remittances and Processing Services. The Bank will continue to be the sole and exclusive owner of all customer accounts and the creditor in respect of receivables generated. However, the Company must approve any changes to consumer charges, credit terms and credit criteria related to the accounts from those in effect on the date of the Amended Agreement.

The Bank will pay the Company a daily premium payment over the face amount of daily net credit sales (except for those in connection with credit promotions). The Bank also will pay the Company quarterly amounts based on a percentage of net credit sales and a percentage of outstanding receivables, respectively. The Company will reimburse the Bank for chargebacks and certain “pass through” expenses, such as signage.

Amounts to be paid to the Company under the Amended Agreement on average are not expected to be smaller than the premiums previously received under the Credit Card Program Agreement. This paragraph constitutes forward-looking information under the Private Securities Litigation Reform Act (the “Reform Act”) and is subject to uncertainties relating to economic trends that may affect the behavior of cardholders and changes in governmental regulations affecting the Bank.

The Amended Agreement shall be effective as of January 29, 2006 and shall expire on February 29, 2012 (as may be extended, the “Term”) unless earlier terminated. Additionally, the Term shall automatically extend for successive three-year terms unless one party notifies the other at least six months prior to any such extension that it does not wish to extend the Amended Agreement.

During the Term of the Amended Agreement, the Company and United Retail Incorporated may not, directly or indirectly, make available to customers any credit program or facility that is similar in purpose to the program established under the Amended Agreement except that they may accept multi-purpose credit, charge, debit or secured cards, as long as the cards do not bear the names of, and are not sponsored by, them.

At the expiration of the Term, the Company shall have the right to purchase the customer accounts from the Bank for a price equal to the receivables. Also, the Bank shall then have the right to sell the customer accounts to the Company at that price if the Company commences a private label credit card program either on its own or through another issuer of credit cards. When the Amended Agreement is about to expire without being renewed, the Company is likely to submit requests for proposals to other banks that issue private label credit cards to retailers’ customers and to use the banks’ proposals to evaluate a continuation of the private label credit card program. There is no assurance, however, that other banks would make proposals to continue the program on terms satisfactory to the Company or that the Company could finance a program on its own without involving a bank. The penultimate sentence constitutes forward-looking information under the Reform Act and is subject to possible changes in the sector of the banking industry that issues co-branded credit cards to customers of retail chains and in governmental regulations affecting that sector.

(b)   Severance Pay Agreements

United Retail Incorporated entered in Severance Pay Agreements, dated November 23, 2005, with Jay O’Connell, its Vice President-Controller, and David English, its Vice President-Construction.

The Severance Pay Agreements provide that, in the event employment is terminated by United Retail Incorporated without cause (as defined in the contract), the officer will receive severance pay equivalent to 26 weeks’ base pay plus an additional week’s pay for each full year of service over 10 years completed through the date of termination of employment. The foregoing summary description of the Severance Pay Agreements is qualified in its entirety by reference to the form of Severance Pay Agreement, which is the exhibit to this Report.

Item 9.01   -   Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Form of Severance Pay Agreement between United Retail Incorporated and its officers hired after August 21, 2005

________

*A compensatory plan for the benefit of the Corporation’s management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 30, 2005	UNITED RETAIL GROUP, INC. By:/s/ GEORGE R. REMETA George R. Remeta Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Form of Severance Pay Agreement between United Retail Incorporated and its officers hired after August 21, 2005

________

*A compensatory plan for the benefit of the Corporation’s management